CHURCHILL DOWNS INCORPORATED
                               700 CENTRAL AVENUE
                           LOUISVILLE, KENTUCKY 40208

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 18, 1998
TO THE SHAREHOLDERS OF
CHURCHILL DOWNS INCORPORATED:

        Notice is hereby given that the Annual Meeting of Shareholders of Churchill Downs Incorporated (the "Company"), a Kentucky corporation, will be held at Churchill Downs Sports Spectrum, 4520 Poplar Level Road, Louisville, Kentucky, on Thursday, June 18, 1998, at 10:00 a.m., E.D.T. for the following purposes:

     I. To elect four (4) Class II Directors for a term of three (3) years (Proposal No. 1);

     II. To approve the proposed Churchill Downs Incorporated 1997 Stock Option Plan (Proposal No. 2);

     III. To approve amending the Company's Articles of Incorporation to increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000 shares (Proposal No. 3);

     IV. To approve or disapprove the minutes of the 1997 Annual Meeting of Shareholders, approval of which does not amount to ratification of actions taken at such meeting (Proposal No.4); and

     V. To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

     The close of business on April 20, 1998, has been fixed as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting, and only shareholders of record at that time will be entitled to notice of and to vote at the meeting and at any adjournments thereof.

     Shareholders who do not expect to attend the meeting in person are urged to sign, date and promptly return the Proxy that is enclosed herewith.

     By Order of the Board of Directors.

                                       ALEXANDER M. WALDROP
                                       SENIOR VICE PRESIDENT, ADMINISTRATION,
                                       GENERAL COUNSEL AND SECRETARY


May 8, 1998

                          CHURCHILL DOWNS INCORPORATED
                               700 CENTRAL AVENUE
                           LOUISVILLE, KENTUCKY 40208


                                 PROXY STATEMENT

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 1998


     The enclosed Proxy is being solicited by the Board of Directors (the "Board of Directors") of Churchill Downs Incorporated (the "Company") to be voted at the 1998 Annual Meeting of Shareholders to be held on Thursday, June 18, 1998, at 10:00 a.m., E.D.T. (the "Annual Meeting"), at the Churchill Downs Sports Spectrum, 4520 Poplar Level Road, Louisville, Kentucky, and any adjournments thereof. This solicitation is being made primarily by mail and at the expense of the Company. Certain officers and directors of the Company and persons acting under their instruction may also solicit Proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Proxy and this Proxy Statement are being sent to shareholders on or about May 8, 1998.


VOTING RIGHTS


     Only holders of record of the Company's Common Stock, No Par Value ("Common Stock"), on April 20, 1998, are entitled to notice of and to vote at the Annual Meeting. On that date, 7,316,934 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting, other than the election of directors. In the election of directors, a shareholder is entitled by Kentucky law to exercise "cumulative" voting rights; that is, the shareholder is entitled to cast as many votes as equals the number of shares owned by the shareholder multiplied by the number of directors to be elected and may cast all such votes for a single nominee or distribute them among the nominees in any manner that the shareholder desires. Shares represented by proxies received may be voted cumulatively (see "Election of Directors"). Under the Company's Articles of Incorporation and Bylaws and the Kentucky statutes, abstentions and broker non-votes on any matter are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. All share, per share, share value, option exercise price and similar data in this Proxy Statement have been adjusted throughout this Proxy Statement to reflect a share dividend of one share of the Company's Common Stock for each outstanding share of the Company's Common Stock declared by the Board of Directors at its March 19, 1998 meeting. The record date for such share dividend was March 30, 1998.

     If the enclosed Proxy is properly executed and returned prior to the Annual Meeting, the shares represented thereby will be voted as specified therein. IF A SHAREHOLDER DOES NOT SPECIFY OTHERWISE, THE SHARES REPRESENTED BY THE SHAREHOLDER'S PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED BELOW UNDER "ELECTION OF DIRECTORS," FOR APPROVAL OF THE PROPOSED CHURCHILL DOWNS INCORPORATED 1997 STOCK OPTION PLAN, FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION, FOR APPROVAL OF THE MINUTES OF THE 1997 ANNUAL MEETING OF SHAREHOLDERS AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.

REVOCATION OF PROXY

     A proxy may be revoked at any time before the shares it represents are voted by giving written notice of revocation to the Secretary of the Company and such revocation shall be effective for all votes after receipt.

                         COMMON STOCK OWNED BY CERTAIN PERSONS

     The following table sets forth information concerning the beneficial ownership of the Common Stock as of April 16, 1998, by [i] the only persons known by the Board of Directors to own beneficially more than five percent (5%) of the Common Stock and [ii] the Company's directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them.

                                                      SHARES
             NAME AND ADDRESS                      BENEFICIALLY
           OF BENEFICIAL OWNER                         OWNED                    % OF CLASS
          ----------------------                  ---------------               ----------
Darrell R. Wells
4350 Brownsboro Road
Suite 310
Louisville, Kentucky  40207                         487,660(1)(2)                    6.7%


Charles W. Bidwill, Jr.
911 Sunset Road
Winnetka, Illinois  60093                           438,680(2)                       6.1%

24 Directors and Executive
Officers as a Group                               2,336,900(1)(2)(3)                31.9%




--------------
(1) Of the total shares listed above, Mr. Wells disclaims  beneficial  ownership of  44,800  shares  held by The  Wells  Foundation,  Inc.,  of which he is a trustee and of 293,218 shares held by The Wells Family Partnership, of which he is the Managing General  Partner.  Mr. Wells shares voting and investment power with respect to all shares attributed to him in the above table.


                                        2




(2) See  "Executive  Officers of the  Company,"  "Election  of  Directors,"  and
    "Continuing Directors," below.

(3) Includes 218,400 shares issuable under currently exercisable options.



             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors, executive officers and persons who beneficially own more than ten percent (10%) of the Company's Common Stock file certain reports with the Securities and Exchange Commission ("SEC") with regard to their beneficial ownership of the Common Stock. The Company is required to disclose in this Proxy Statement any failure to file or late filings of such reports. During the Company's prior fiscal year, Mr. Thomas H. Meeker and Mr. Robert L. Decker, executive officers of the Company, each made a late filing of one (1) report covering one (1) transaction. Each required report was subsequently filed. Based solely on its review of the forms filed with the SEC, the Company believes that all other filing requirements applicable to its directors, executive officers and ten percent (10%) beneficial owners were satisfied.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The Company's executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.


                                                                           COMMON STOCK OF THE
                                                                       COMPANY BENEFICIALLY OWNED
                                                                       AS OF APRIL 16, 1998(1)(2)

                                POSITION(S) WITH COMPANY
    NAME AND AGE                  AND TERM OF OFFICE                  AMOUNT       % OF CLASS
    ------------           -------------------------------------      ------       -----------

William S. Farish (3)      Director since 1985;  Chairman of the      86,560           1.2%
59                         Board since 1992

Thomas H. Meeker           President  and  Chief  Executive Officer  148,308(4)        2.0%
54                         since 1984; Director since 1995

Vicki L. Baumgardner       Vice  President,  Finance  and  Treasurer  11,306(5)         .2%
46                         since  February  1993; Controller from
                           1989 to February 1993

David E. Carrico           Senior Vice President, Sales since         16,120(6)         .2%
47                         December  1996;  Senior Vice President,
                           Administration  from June 1994 to
                           December 1996; Vice President of
                           Marketing from 1990 to June 1994

Robert L. Decker           Senior Vice President, Finance and          2,000             *
50                         Development, and Chief Financial Officer
                           since March 1997


                                             3




                                                                             COMMON STOCK OF THE
                                                                           COMPANY BENEFICIALLY OWNED
                                                                             AS OF APRIL 16, 1998(1)(2)

                                    POSITION(S) WITH COMPANY
  NAME AND AGE                         AND TERM OF OFFICE                   AMOUNT         % OF CLASS
---------------            ----------------------------------------        ---------        -----------

Dan L. Parkerson           Senior Vice President, Live Racing since        16,400(7)         .2%
55                         December 1996; General Manager since
                           June 1991; Vice President of  Operations
                           from  1990  to February 1991

Jeffrey M. Smith           President,  Churchill Downs  Management         22,698(8)         .3%
45                         Company since January 1993;  Senior
                           Vice  President, Planning and Development from
                           February 1993 to December 1996; Senior Vice
                           President, Finance from 1991 to February 1993;
                           Treasurer from 1986 to February 1993;
                           Vice President, Finance from 1990 to 1991

Karl F. Schmitt, Jr.       Vice President, Corporate Communications        11,486(9)        1.6%
45                         since 1990

Alexander M. Waldrop       Senior Vice President, Administration           22,342(10)        .3%
41                         since December 1996; Senior Vice
                           President since June 1994; General
                           Counsel and Secretary since August 1992
------------------
*Less than 0.1%

(1) See the Tables on Option Grants in Last Fiscal Year and Aggregate Year-End Option Values under "Executive Compensation" below for a discussion of stock options granted by the Board of Directors to executive officers during 1997.

(2) No executive officer shares voting or investment power with respect to his or her beneficially owned shares, except that Mr. Meeker shares investment and voting power with respect to 26,908 shares.

(3) Mr. Farish does not serve full-time as an executive officer of the Company and is not compensated as an officer of the Company.

(4)     Includes 121,400 shares issuable under currently exercisable options.

(5)     Includes 11,000 shares issuable under currently exercisable options.

(6)     Includes 15,500 shares issuable under currently exercisable options.

(7)     Includes 15,500 shares issuable under currently exercisable options.

(8)     Includes 22,000 shares issuable under currently exercisable options.

(9)     Includes 11,000 shares issuable under currently exercisable options.

(10)    Includes 22,000 shares issuable under currently exercisable options.


     From January, 1993, until joining the Company, Mr. Decker was employed as the Vice President of Finance of The Americas Hilton International Company, a subsidiary of Ladbroke

Group PLC, a full service hotel and gaming enterprise. From September, 1987 to January, 1993, Mr. Decker was the Vice President of Finance and Chief Financial Officer of Ladbroke Racing Corporation, an owner and operator of thoroughbred, harness and greyhound racetracks, and off-track betting systems in the United States.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     At the Annual Meeting, shareholders will vote to elect four (4) persons to serve in Class II of the Board of Directors to hold office for a term of three
(3) years expiring at the 2001 Annual Meeting of Shareholders and thereafter until their respective successors shall be duly elected and qualified.

     The Articles of Incorporation of the Company provide that the Board of Directors shall be composed of not less than nine (9) nor more than twenty-five
(25) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually. At its meeting on March 19, 1998, the Board of Directors amended the Company's Bylaws to establish, effective as of the Annual Meeting, the number of directors at twelve (12), with four (4) directors in each of Class I, Class II and Class III.


     The Company is a party to a Stock Purchase Agreement dated as of March 28, 1998 (the "Stock Purchase Agreement"), between the Company and TVI Corp., under which the Company acquired all of the shares of the stock of Racing Corporation of America from TVI Corp. as of April 21, 1998. The Stock Purchase Agreement provides that, at the regular meeting of the Board of Directors in June of 1998, Daniel Harrington, President of TVI Corp., will be nominated to serve as a director of the Company in the class of directors deemed appropriate by the Company, subject to reelection of Mr. Harrington (or a substitute nominee reasonably acceptable to the Company) by the shareholders of the Company at the next annual meeting of the shareholders of the Company if TVI Corp. continues to then hold 200,000 shares of the Company's Common Stock and subject to the fiduciary obligations of the directors of the Company in nominating such person for election as a director.


     At the Annual Meeting, the four (4) persons named in the following table will be nominated on behalf of the Board of Directors for election as directors in Class II. All of the nominees currently serve as Class II directors of the Company and all of the nominees have agreed to serve if reelected. Under cumulative voting, the four (4) nominees receiving the highest number of votes will be elected. Catesby W. Clay currently serves as a Class II director but, following the Annual Meeting, will assume Director Emeritus status as a result of having attained the mandatory retirement age as prescribed by the Company's Bylaws.


NOMINEES FOR ELECTION AS DIRECTORS

                                                                                   COMMON STOCK OF THE COMPANY
                                                                                      BENEFICIALLY OWNED AS
                                                                                       OF APRIL 16, 1998(3)

  NAME, AGE AND
  POSITIONS WITH                   PRINCIPAL OCCUPATION (1) AND
    COMPANY                       CERTAIN DIRECTORSHIPS (2)                          AMOUNT         % OF CLASS
-------------------          --------------------------------------------          ----------       ----------

                                CLASS II - TERMS EXPIRING IN 2001

J. David Grissom             Chairman, Mayfair Capital, Inc. (Private in             20,100             .3%
59                           vestment firm); Director, Providian Financial
Director since 1979          Corporation, LG&E Energy Corporation and
                             Regal Cinemas, Inc.; Chairman, Centre College
                             Board of Trustees

Seth W. Hancock              Partner and Manager, Claiborne Farm, and               285,650            3.9%
48                           President, Hancock Farms, Inc. (Thoroughbred
Director since 1973          breeding and farming); Vice President and
                             Director, Clay Ward Agency, Inc. (Equine
                             insurance); Director, Hopewell Company and
                             Keeneland Association, Incorporated

Frank B. Hower, Jr.          Retired; Former Chairman and Chief Executive             2,080             *
69                           Officer, Liberty National Bancorp, Inc., Liberty
Director since 1979          National Bank & Trust  Company of Louis
                             ville; Director, Banc One Kentucky Corpora
                             tion, Bank One, Kentucky, NA, American Life
                             and Accident Insurance Company, Anthem,
                             Inc., Kentucky Historical Society and Actors
                             Theatre of Louisville; Member, Board of Trust
                             ees, Centre College, J. Graham Brown Founda
                             tion and University of Louisville (Chairman)

W. Bruce Lunsford            Chairman, President and Chief Executive                200,060            2.7%
50                           Officer, Vencor, Inc. (Intensive care hospitals
Director since 1995          and nursing homes); Director, Atria Communi
                             ties, Inc. (Chairman),  ResCare, Inc., National
                             City Bank, Kentucky (Executive Committee),
                             National City Corporation, Kentucky Economic
                             Development Corporation (Chairman)
---------------
* Less than 0.1%.

(1) Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.

(2) Directorships in companies with a class of securities registered pursuant to the Securities Exchange Act of 1934 or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other directorships considered significant by them.

(3) No nominee shares voting or investment power of his beneficially owned shares, except that Mr. Hancock shares with others the voting and investment power with respect to 212,650 shares and Mr. Lunsford shares investment power with respect to 20,000 shares. Mr. Hancock specifically disclaims beneficial ownership of 158,400 shares owned by the A.B. Hancock, Jr. Marital Trust

                                             6




        of which he is the trustee, of 18,060 shares owned by the Waddell Walker Hancock II Trust of which he is a trustee, of 18,060 shares owned by the Nancy Clay Hancock Trust of which he is a trustee and of 12,086.66 shares held by the ABC Partnership of which he is a general partner.


     The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors. In addition, if any shareholder(s) shall vote shares cumulatively or otherwise for the election of a director or directors other than the nominees named above, or substitute nominees, or for less than all of them, the persons named in the enclosed Proxy or their substitutes, or a majority of them, reserve the right to vote cumulatively for some number less than all of the nominees named above or any substitute nominees, and for such of the persons nominated as they may choose.

CONTINUING DIRECTORS

     The following table sets forth information relating to the Class I and Class III directors of the Company who will continue to serve as directors until the expiration of their respective terms of office, and the Directors Emeriti, and the beneficial ownership of Common Stock by such directors.

                                                                               COMMON STOCK OF THE
                                                                           COMPANY BENEFICIALLY OWNED
                                                                             AS OF APRIL 16, 1998(3)

      NAME, AGE AND
     POSITIONS WITH          PRINCIPAL OCCUPATION (1) AND
        COMPANY                CERTAIN DIRECTORSHIPS (2)                    AMOUNT            % OF CLASS
     --------------        ---------------------------------                ------            ----------

                              CLASS III - TERMS EXPIRING IN 1999


Charles W. Bidwill, Jr.  Chairman of the Board, National Jockey Club        438,680               6.1%
69                       (Operator of Sportsman's Park Racetrack);
Director since 1982      Former President and General Manager, National
                         Jockey Club (until December 31, 1995); Director,
                         Orange Park Kennel Club, Associated Outdoor
                         Clubs (Tampa Greyhound Track), Bayard Race
                         ways and Caterers of North Florida, Jacksonville
                         Kennel Club, Big Shoulders Fund, Archdiocese of
                         Chicago, Cristo Rey Jesuit High School

Thomas H. Meeker         President and Chief Executive Officer of the       148,308(4)            2.0%
54                       Company; Director, Anderson Park, Inc. (Chair
Director since 1995;     man), Thoroughbred Racing Association of North
President and Chief      America, Inc., Equibase Company, PNC Bank,
Executive Officer        Kentucky, Inc., National Thoroughbred Racing
since 1984               Association, Alliant Health System, Inc.
                         (Executive Committee); Member, Board of
                         Trustees, Centre College




                                                                                  COMMON STOCK OF THE
                                                                                COMPANY BENEFICIALLY OWNED
                                                                                 AS OF APRIL 16, 1998(3)
    NAME, AGE AND
   POSITIONS WITH          PRINCIPAL OCCUPATION (1) AND
      COMPANY                CERTAIN DIRECTORSHIPS (2)                          AMOUNT            % OF CLASS
   --------------          ----------------------------                         ------            ----------

Carl F. Pollard          Owner, Hermitage Farm since 1995 (Thoroughbred         146,080               2.0%
59                       breeding); Former Chairman of the Board,
Director since 1985      Columbia Healthcare Corporation; President and
                         Chief Operating Officer (1991-March 1993),
                         Humana Inc.; Director, National City Bank,
                         Kentucky (Executive Committee), Breeders' Cup
                         Limited, Kentucky Derby Museum Corporation;
                         Trustee, Thoroughbred Owners and Breeders
                         Association

Darrell R. Wells         General Partner, Security Management Company           487,660               6.7%
55                       (Investments); Director, First Security Trust
Director since 1985      Company, Commonwealth Bancshares, Citizens
                         Financial Corporation, Commonwealth Bank &
                         Trust Company and Jundt Growth Fund

                                     CLASS I - TERMS EXPIRING IN 2000

William S. Farish        President, W. S. Farish & Company (Trust                86,560               1.2%
59                       management company) and Owner and Chief Execu
Director since 1985;     tive Officer, Lane's End Farm (Thoroughbred
Chairman since 1992      breeding and racing); Director, Add-Vision,
                         Breeders' Cup Limited and Keeneland Association,
                         Incorporated; Vice Chairman and Steward,
                         Jockey Club; Chairman, American Horse Council

G. Watts Humphrey, Jr.   President, G. W. H. Holdings, Inc. (Private             36,000                .5%
53                       investment company); Chief Executive Officer,
Director since 1995      The Conair Group, Inc. (Plastics machinery equipment
                         company), MetalTech L.P., NexTech, L.P., GalvTech, L.P.
                         (Metals  manufacturing and distribution companies) and
                         Centria (Manufacturing and erector of metal building
                         systems); Chairman - Fourth District, Federal Reserve
                         Bank of Cleveland; Ex-Officio Chairman, The Society of
                         Plastics Industry, Inc.; Director, The Blood Horse,
                         Inc. (Chairman) and Keeneland Association,
                         Incorporated; Treasurer, Breeders' Cup Limited

Arthur B. Modell         Owner and President, Baltimore Ravens Football           2,000                 *
72                       Company, Inc. (Professional football team)
Director since 1985





                                                                                 COMMON STOCK OF THE
                                                                                COMPANY BENEFICIALLY OWNED
                                                                                 AS OF APRIL 16, 1998(3)
    NAME, AGE AND
   POSITIONS WITH          PRINCIPAL OCCUPATION (1) AND
      COMPANY                CERTAIN DIRECTORSHIPS (2)                          AMOUNT            % OF CLASS
   --------------          ----------------------------                         ------            ----------

Dennis D. Swanson        President and General Manager, WNBC-TV                    0                   *
60                       (Television station); Former President, ABC
Director since 1996      Sports, Inc. (from January 1986 to May 1996);
                         Chairman, Foundation for Minority Interests in
                         Media, Inc. and Resource Development Board,
                         College of Communications, University of Illinois
                         at Champaign-Urbana

                                   DIRECTORS EMERITI (5)

John W. Barr, III        Retired; Former Chairman, National City Bank,           4,000               .1%
77                       Kentucky, Inc.; Director, Kitchen Kompact
Director from 1979 to    Company; Director, Speed Museum, Cave Hill
1993; Director Emeritus  Cemetery, Boy Scouts of America and American
since 1993               Printing House for the Blind

Catesby W. Clay (6)      Chairman, Kentucky River Coal Corporation              60,580               .8%
74                       (Coal land lessor); President, Runnymede Farm,
Director since 1953 to   Inc. (Thoroughbred breeding); Director, Kent-
1998; Director Emeritus  Mar Corp. (President), KRCC Oil & Gas Co.,
since 1998               Inc., University of Kentucky Mining Engineering
                         Foundation; Director and President, Foundation
                         for Drug-Free Youth

Louis J. Herrmann, Jr.   Owner, Louis Herrmann Auto Consultant Incorporated     80,130              1.1%
 78                      (Automobile sales); Director, Southeastern
Director from 1968 to    Financial Services, Inc.
1994; Secretary-Treasurer
from 1985 to 1986;
Director Emeritus since
1994

Stanley F. Hugenberg, Jr.President, Jackantom Sales Company (Manufacturers'      7,340               .1%
80                       representative); Member, Board of Trust
Director from 1982 to    ees, J. Graham Brown Foundation
1992; Director Emeritus
since 1992

William T. Young         Chairman, W.T. Young, Inc. (Warehousing);             229,320               3.1%
80                       Owner, Overbrook Farm (Thoroughbred breed
Director from 1985 to    ing); Director, Columbia/HCA Healthcare Corporation
1992; Director Emeritus
since 1992
--------------
*Less than 0.1%


                                              9


(1) Except as otherwise indicated, there has been no change in principal occupation or employment during the past five years.


(2) Directorships in companies with a class of securities registered pursuant to the Securities Exchange Act of 1934 or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other directorships considered significant by them.


(3) No director  shares voting or  investment  power of his  beneficially  owned shares,  except that  Messrs.  Clay,  Meeker and Wells share with others the voting and investment  power with respect to 54,580  shares,  26,908 shares,
    487,660  shares,  respectively.   Of  the  total  shares  listed,  Mr.  Clay
    specifically  disclaims  beneficial  ownership of 21,900 shares owned by the
    Agnes Clay Pringle  Trust of which he is a trustee,  Mr.  Pollard  disclaims ownership of 42,000 shares owned by C. F. Pollard  Foundation,  Inc. and Mr.
    Wells  disclaims  beneficial  ownership  of 44,800  shares held by The Wells
    Foundation,  Inc., of which he is a trustee,  and of 293,218  shares held by
    The Wells Family Partnership, of which he is the Managing General Partner.

(4) Includes 121,400 shares issuable under currently exercisable options.

(5) Directors Emeriti are entitled to attend meetings of the Board of Directors but do not have a vote on matters presented to the Board. The Bylaws provide that once a director is 72 years of age, he may not stand for re-election but shall assume Director Emeriti status as of the annual meeting following his current term of service as a director. The Chairman of the Board may continue to serve as a director notwithstanding this provision.

(6) Mr. Clay  currently  serves as a Class II director but will assume  Director
    Emeritus status following the Annual Meeting.



COMPENSATION AND COMMITTEES OF THE BOARD OF DIRECTORS

     Four (4) meetings of the Board of Directors were held during the last fiscal year. During 1997, directors, other than Directors Emeriti, were paid $750 for each meeting of the Board of Directors that they attended. Directors were paid $500 for each committee meeting they attended. No compensation was paid for attendance at meetings held by teleconference. Directors who did not reside in Louisville were reimbursed for their travel expenses. Directors, other than Directors Emeriti, received a retainer of $3,000 for 1997 and Directors who served as committee chairmen received an additional $1,000 for a total retainer of $4,000 for 1997. The Chairman of the Board of Directors received an additional $1,000 for a total retainer of $5,000 for 1997. Directors Emeriti were not paid any compensation for attending meetings. They were entitled to have their expenses reimbursed.

     For 1998, Directors, other than Directors Emeriti, will be paid $750 for each meeting (including any committee meeting and including teleconference meetings) in which they participate. Directors who do not reside in Louisville will be reimbursed for their travel expenses. Directors, other than Directors Emeriti, will receive a retainer of $6,000 for 1998. Directors who serve as committee chairmen will receive an additional retainer of $2,000 for a total retainer of $8,000 in 1998. The Chairman of the Board of Directors will receive an additional $3,000 for a total retainer of $11,000 in 1998.

     The Company has four (4) standing committees: the Executive, Audit, Compensation and Racing Committees. No Director Emeritus serves on any Board committee.

                               EXECUTIVE COMMITTEE

     The Executive Committee is authorized, subject to certain limitations set forth in the Company's Bylaws, to exercise the authority of the Board of Directors between Board meetings.

The members of the Executive Committee for 1997 were as follows:

                                   JANUARY - DECEMBER 1997

                                 J. David Grissom, Chairman
                                 William S. Farish
                                 Charles W. Bidwill, Jr.
                                 Carl F. Pollard

Thirteen (13) meetings of the Executive Committee were held during the last fiscal year.
                                       AUDIT COMMITTEE

           The Audit Committee is responsible for annually examining the financial affairs of the Company, including consultation with the Company's auditors. The members of the Audit Committee for 1997 were as follows:

                JANUARY - MAY 1997                     JUNE 1997 - DECEMBER 1997

           Darrell R. Wells, Chairman                 Darrell R. Wells, Chairman
           William S. Farish                          G. Watts Humphrey, Jr.
           G. Watts Humphrey, Jr.                     W. Bruce Lunsford
           Carl F. Pollard                            Carl F. Pollard

One (1) meeting of the Audit Committee was held during the last fiscal year.

                             COMPENSATION COMMITTEE

     The Compensation Committee administers the Company's executive compensation plans, including its Supplemental Benefit Plan, any incentive compensation plan, any stock option plan and any employee stock purchase plan, and reviews and recommends to the Board of Directors actions on the compensation of the Company's Chief Executive Officer. The Compensation Committee consists of not fewer than two (2) directors who are not officers or employees of the Company or any of its subsidiaries. The members of the Compensation Committee for 1997 were as follows:

         JANUARY - MAY 1997                    JUNE 1997 - DECEMBER 1997

    Frank B. Hower, Jr., Chairman              Frank B. Hower, Jr., Chairman
    William S. Farish                          W. Bruce Lunsford
    W. Bruce Lunsford                          Dennis D. Swanson
    Arthur B. Modell                           Darrell R. Wells
    Darrell R. Wells

One (1) meeting of the Compensation Committee was held during the last fiscal year.
                                RACING COMMITTEE

           The Racing Committee is responsible for the Company's contracts and relations with horsemen, jockeys and others providing horse racing related services. The members of the Racing Committee for 1997 are as follows:

                JANUARY - MAY 1997                    JUNE 1997 - DECEMBER 1997

           Seth W. Hancock, Chairman                  Seth W. Hancock, Chairman
           Catesby W. Clay                            Catesby W. Clay
           William S. Farish                          G. Watts Humphrey, Jr.
           Carl F. Pollard                            Carl F. Pollard

No meeting of the Racing Committee was held during the last fiscal year.

     The Company does not have a standing nominating committee. All directors serving as Class I, II or III directors, except Mr. Modell, attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the meetings of the committees on which they served.

          PROPOSED CHURCHILL DOWNS INCORPORATED 1997 STOCK OPTION PLAN
                                (PROPOSAL NO. 2)

     On November 20, 1997, the Board of Directors adopted the Churchill Downs Incorporated 1997 Stock Option Plan (the "1997 Option Plan"), which also became effective on the same date subject to the approval of the Company's shareholders at the upcoming Annual Meeting. The purpose of the 1997 Option Plan is to promote the Company's interest by affording an incentive to key employees to remain in the employ of the Company and its subsidiaries and to use their best efforts on its behalf and to aid the Company and its subsidiaries in attracting, maintaining and developing capable personnel of a caliber required to ensure the continued success of the Company.

     At the Annual Meeting, the shareholders will be asked to approve the 1997 Option Plan. Approval of the 1997 Option Plan by the Company's shareholders is required to qualify the options for favorable tax treatment as incentive stock options ("ISOs") under Section 422 of the Internal

Revenue Code of 1986, as amended (the "Code"). The 1997 Option Plan will not become effective unless approved by the holders of record of a majority of the shares of the Company's Common Stock present in person or represented by proxy at the Annual Meeting. UNLESS OTHERWISE INSTRUCTED, IT IS THE INTENTION OF THE PERSONS NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED THEREBY IN FAVOR OF THE 1997 OPTION PLAN.

     The following constitutes a brief discussion of the material features of the 1997 Option Plan and is qualified in its entirety by reference to the copy of the 1997 Option Plan which is attached as APPENDIX A to this Proxy Statement. The 1997 Option Plan permits the grant of both incentive stock options or ISOs, within the meaning of Section 422 of the Code, and nonqualified stock options or NSOs. Employees designated by the Compensation Committee, including officers of the Company, may be granted incentive and nonqualified stock options. As of March 1, 1998, the Company had 336 employees.

     Options granted under the 1997 Option Plan may be accompanied by stock appreciation rights or SARs. The grant of an SAR permits the optionee to surrender an option and receive in exchange cash or, if permitted, shares of Common Stock with a value equal to the excess of the fair market value of the stock subject to the option over the exercise price.

     The 1997 Option Plan will be administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). None of the members of the Compensation Committee is eligible to receive options under the 1997 Option Plan. The Compensation Committee selects the employees who will be granted options and determines the number of shares subject to each option, fixes the period during which each option may be exercised and fixes the prices at which shares subject to options may be purchased. The Compensation Committee may provide in the option agreement for acceleration of the vesting of an option or SAR on a change in control in the Company or on the death or disability of the optionee. The Compensation Committee will make any other determinations necessary or advisable for the administration of the Option Plan.

     A total of 300,000 shares of Common Stock will be reserved for issuance under the Option Plan (representing 3.9% of the total number of shares of Common Stock outstanding on April 16, 1998, as adjusted to reflect the issuance of such additional shares). The shares to be issued under the 1997 Option Plan will be currently authorized but unissued shares of Common Stock of the Company. The number of shares of the Company's Common Stock available under the 1997 Option Plan or under an option or SAR will be automatically adjusted in the event of a stock dividend, stock split, reorganization, merger, consolidation or a combination or exchange of shares. Shares of the Company's Common Stock subject to unexercised options that expire or are terminated prior to the end of the period during which options may be granted will be restored to the number of shares available for issuance under the 1997 Option Plan.

     Each option granted under the 1997 Option Plan will be evidenced by an agreement which will establish the period in which the option may be exercised. The maximum term of each

ISO is ten (10) years  except for an ISO  granted  to an  employee  beneficially owning more than ten percent (10%) of the Common Stock ("Ten Percent Shareholder"). The exercise period for ISOs granted to a Ten Percent Shareholder will not exceed five (5) years from the date of grant. The exercise price of all ISOs granted under the 1997 Option Plan must be at least 100% of the fair market value of such shares on the date of grant or, in the case of an ISO granted to a Ten Percent Shareholder, 110% of the fair market value of such shares on such date. The exercise price of any NSO will be established by the Compensation Committee and is not required to be the fair market value of the shares as of the date of grant. There is also a $100,000 limit on the value of stock (determined as of the date of grant) covered by ISOs that first become exercisable by an optionee in any calendar year.

     None of the options may be exercised until the optionee has remained employed by the Company or one of its subsidiaries for a period of time specified by the Committee in the option agreement, which shall not be less than one (1) year. In addition, no part of any option may be exercised to the extent that the exercise would cause the optionee to have compensation from the Company for any year in excess of $1,000,000 and which is nondeductible by the Company pursuant to Section 162(m) of the Code and the regulations issued thereunder. The purchase price of the shares to be paid to the Company at the time of exercise may be paid in cash by the optionee or a broker utilized by the optionee or in such other consideration as the Committee deems appropriate, including Common Stock already owned by the optionee.

     An optionee may exercise an SAR only at such time as the related option may be exercised and only at such times as the fair market value of a share of Common Stock on the exercise date exceeds the option exercise price of the related option.

     Options granted pursuant to the 1997 Option Plan are not transferable except upon the death of an optionee, in which event, they may be transferred only by will or in accordance with and to the extent provided for in the laws of descent and distribution. If an optionee's employment with the Company shall terminate for any reason other than death, disability or retirement, all rights to exercise his options shall terminate at the earlier of the date of such termination of employment or the date of written notice of such employment termination. If an optionee's employment with the Company is terminated due to death or disability, the optionee's options may be exercised at the earlier of the expiration date of the options or (1) year after the date of termination. If the optionee's employment terminates by reason of his retirement, unless provided otherwise in the option agreement for an NSO, his right to exercise his options shall terminate at the earlier of the expiration date of the options or three (3) months after termination of employment, except for options held by Mr. Meeker which shall terminate at the earlier of their expiration date or five (5) years after termination of his employment. The Compensation Committee may provide in the option agreement for the lapse of an option or SAR sooner than the foregoing times.

     ISOs granted under the 1997 Option Plan are intended to be "incentive stock options" as defined by Section 422 of the Code. Under present law, the optionee of an ISO will not realize taxable income upon the grant or the exercise of the ISO. The Company will not receive an income tax deduction at either such time. If the optionee does not dispose of the shares of the Company's Common Stock acquired upon exercising an ISO within either (i) two (2) years after the grant of the ISO, or (ii) one (1) year after the date shares of the Company's Common Stock are transferred to the optionee pursuant to the exercise of the ISO, the gain upon a subsequent disposition of the shares will be taxed at capital gain rates. If the optionee, within either of the above periods, disposes of the shares of the Company's Common Stock acquired upon exercise of the ISO, the optionee will recognize as ordinary income an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. In such event, the Company would be entitled to a corresponding income tax deduction equal to the amount recognized as ordinary income by the optionee. The gain in excess of such amount recognized by the optionee as ordinary income would be taxed as long-term capital gain or short term capital gain (subject to the holding period requirements for long-term or short-term capital gain treatment).

     The exercise of an ISO will result in the excess of the stock's fair market value on the date of exercise over the exercise price being included in the optionee's alternative minimum taxable income. Liability for the alternative minimum tax is complex and depends upon an individual's overall tax situation.

     Upon exercise of an NSO granted under the 1997 Option Plan or upon the exercise of an ISO that does not qualify for the tax treatment described above, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares of the Common Stock received over the exercise price of such shares. That amount increases the optionee's basis in the stock acquired pursuant to the exercise of the NSO or ISO not qualifying for the tax treatment described above. Upon a subsequent sale of the stock, the optionee will recognize short-term or long-term capital gain or loss depending upon his holding period for the stock and upon the stock's subsequent appreciation or depreciation in value. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the optionee's exercise of the option.

     The holder of an SAR is taxed at ordinary income rates on the amount of cash or fair market value of stock received at the time the SAR is exercised.

     At its November 20, 1997 Board meeting, the Board of Directors, subject to the approval of the 1997 Option Plan by the shareholders, granted 14,500 NSOs and 12,032 ISOs under the 1997 Plan. The options granted in 1997 are not exercisable during the first three years after the date of grant but become exercisable in full on the third anniversary of the date of grant.

     The following table sets forth the number of options granted under the 1997 Plan during 1997 with respect to named executive officers, all executive officers as a group, and all employees, including all current officers who are not executive officers, as a group:

                                                            NUMBER OF OPTIONS(1)
                                                            --------------------


                  NAME AND POSITIONS                                1997(2)
                  ------------------                                -------
Thomas H. Meeker                                                   11,448(3)
President and CEO

Robert L. Decker                                                    3,052(3)
Senior Vice President, Finance and
Development, and Chief Financial Officer

Dan L. Parkerson                                                    1,438(3)
Senior Vice President, Live Racing

Jeffrey M. Smith                                                    1,424(3)
President, Churchill Downs
Management Company

Alexander M. Waldrop                                                1,438(3)
Senior Vice President, Administration,
General Counsel and Secretary

All Executive Officers as a Group                                  21,982(4)
9 Persons

All Employees                                                      26,532(5)
----------------------

(1) The market price of the Common Stock as of April 16, 1998 was $26 3/4 per share.


(2) Information with regard to the exercise price and expiration date of the options granted in 1997 is provided in the Table of Option Grants in Last Fiscal Year under "Executive Compensation." Options granted to all executive officers are under the same terms except for the options granted to Mr. Meeker.

(3) See the Tables on Option Grants in Last Fiscal Year and Aggregate Year-End Option Values under "Executive Compensation" below for a discussion of stock options granted to the named executive officers by the Board.

(4) 7,482 shares qualify for tax treatment as ISOs. All other options are nonqualified.

(5) 12,032 shares qualify for tax treatment as ISOs. All other options are nonqualified.


           THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE PROPOSAL TO ADOPT THE CHURCHILL DOWNS INCORPORATED 1997 STOCK OPTION PLAN.

          PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION
                  TO INCREASE THE AUTHORIZED COMMON STOCK FROM
                         10,000,000 TO 20,000,000 SHARES
                                (PROPOSAL NO. 3)

     The Company's Board of Directors has adopted and recommended to the shareholders a proposal to amend the Company's Articles of Incorporation to increase the number of authorized shares of no par value Common Stock from 10,000,000 to 20,000,000 shares. On April 16, 1998, there were 7,316,936 shares of Common Stock outstanding. If the amendment is adopted, approxi mately 12,700,000 shares of Common Stock would be authorized and unissued. At December 31, 1997, there were 400,000 shares of Common Stock reserved for issuance pursuant to the existing stock option plan of the Company and an additional 300,000 shares of Common Stock will be reserved for issuance under the proposed 1997 Stock Option Plan of the Company. In addition, 100,000 shares are reserved for issuance pursuant to the employee stock purchase plan of the Company. There are no preemptive rights relating to the Common Stock. Except to the extent that the Company may issue shares of Common Stock reserved therefor pursuant to its stock purchase and stock option plans, the Company has not entered into any agreements or understandings, and has no present plans, for the issuance of additional shares of common stock, but desires to have such shares available for future issuances as the need may arise. No further shareholder approval would be required prior to the issuance of the additional shares authorized by this amendment subject, however, to the rules of the Nasdaq Stock Market which require shareholder approval of certain share issuances.

     The Board of Directors' purpose in proposing the increase in the number of authorized shares of Common Stock is to have shares available for future issuances from time to time as and when the Board of Directors determines that such issuances may be desirable. The additional shares of Common Stock could be used to dilute the stock ownership of a person seeking to obtain control of the Company or could be privately placed with purchasers who would support the Board of Directors in opposing a hostile takeover attempt. This proposal to amend the Articles of Incorporation is not a response to any effort of which the Company is aware to accumulate Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and shareholders. The Board of Directors does not presently contemplate recommending the adoption of any other amendments to the Articles of Incorporation which could be construed to effect the ability of third parties to take over or change control of the Company.

     The current Articles of Incorporation and Bylaws of the Company contain other provisions which could be viewed as discouraging takeovers, including a staggered Board of Directors, authorized but unissued preferred stock with respect to which the Board of Directors retains the power to determine voting rights, limitations on the ability to call special meetings of shareholders of the Company, and procedures to be complied with in order for a matter to be properly before a meeting of shareholders. Under Kentucky law, shareholders of the Company have cumulative voting rights in the election of directors. The adoption of this proposed amendment to the Articles of Incorporation of the Company may render more difficult or discourage certain transactions such as a merger, tender offer or proxy contest or assumption of control by a holder of a larger block of the Company's securities and the removal of incumbent management, but the Board of Directors believes that encouraging potential acquirors to negotiate with the Board of Directors on a potential acquisition is in the best interest of the Company.

     In addition to Common Stock, under the current Articles of Incorporation of the Company the Company is authorized to issue 250,000 shares of preferred stock, no par value per share, in series. As of April 16, 1998, there were no such shares of preferred stock outstanding, but pursuant to a shareholder rights plan adopted by the Company on March 19, 1998 (the "Rights Plan"), rights have been issued to the holders of the Common Stock of the Company pursuant to such plan entitling such holders, subject to the terms of such plan, to acquire shares of preferred stock of the Company.

     Pursuant to the Rights Plan, on March 19, 1998, the Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock to shareholders of record at the close of business on March 30, 1998 (the "Record Date"). The description and terms of the Rights are set forth in a Rights Agreement dated as of March 19, 1998 (the "Rights Agreement") between the Company and Bank of Louisville, as Rights Agent.

     Prior to the Distribution Date (hereinafter defined), the Rights will be represented by the certificates for shares of Common Stock. Separate right certificates will be distributed to shareholders as soon as practicable after the Distribution Date. The Rights will expire on the tenth anniversary of the effective date of the Rights Agreement (the "Expiration Date") unless earlier redeemed or canceled by the Company as provided below. Initially, the Rights will not be exercisable. The Rights will become exercisable upon the earlier of
(a) the tenth business day (or such later date as may be determined by the Board) after such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Stock (such person or group being called an "Acquiring Person") unless provisions intended to prevent accidental triggering of the Rights apply, and
(b) such date, if any, as may be designated by the Board of Directors of the Company following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Stock which could result in such person or group becoming the beneficial owner of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"). Each Right shall be exercisable for 1/1,000 of a share of Series 1998 Preferred Stock (the "Preferred Stock") (as described below) at a purchase price (the "Purchase Price") of $80.00, subject to adjustment. Prior to the Distribution Date, the Rights shall be transferable only with the related shares of Common Stock and shall automatically be transferred with such shares. After the Distribution Date, the Rights shall be separately transferable and the Company will provide Right Certificates to all holders of Common Stock.

     The terms of the Preferred Stock provide that each 1/1,000 of a share of Preferred Stock is entitled to participate in dividends and other distributions, and to vote, on an equivalent basis with one whole share of the presently constituted Common Stock of the Company. In addition, the Preferred Stock has certain minimum dividend and liquidation rights. The amount of Preferred Stock issuable upon exercise of the Rights is subject to adjustment by the Board of Directors of the Company in the event of any change in the Common Stock or Preferred Stock, whether by reason of share dividends, share splits, recapitalizations, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations, other similar changes in capitalization, any distribution or issuance of assets, evidences of indebtedness or subscription rights, options or warrants to holders of Common Stock or Preferred Stock or otherwise.

     Subject to provisions of the Rights Plan, at such time as there is an Acquiring Person, proper provision shall be made so that the holder of each Right will thereafter have the right to receive, upon exercise thereof, for the Purchase Price, that number of thousandths of a share of Preferred Stock equal to the number of shares of Common Stock which at the time of such transaction would have a market value of twice the Purchase Price (the "flip-in"). Any Rights that are or were beneficially owned by an Acquiring Person on or after the Distribution Date shall become null and void. In the event the Company is acquired in a merger or other business combination by an Acquiring Person that is a publicly traded corporation or 50% or more of the Company's assets or assets representing 50% or more of the Company's earning power are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that is a publicly traded corporation, each Right will entitle its holder to purchase, for the Purchase Price, that number of common shares of such corporation which at the time of the transaction would have a market value of twice the Purchase Price (the "flip-over"). In the event the Company is acquired in a merger or other business combination by an Acquiring Person that is not a publicly traded entity or 50% or more of the Company's assets or assets representing 50% or more of the earning power of the Company are sold, leased, exchanged or otherwise transferred (in one or more transactions) to an Acquiring Person that is not a publicly traded entity, each Right will entitle its holder to purchase, for the Purchase Price, at such holder's option,

           A. that number of shares of the surviving corporation in the transaction with such entity (or, at such holder's option, of the surviving corporation in such acquisition, which could be the Company) which at the time of the transaction would have an aggregate book value of twice the Purchase Price or

           B. that number of shares of such entity which at the time of the transaction would have a book value of twice the Purchase Price or

           C. if such entity has affiliates which have publicly traded common shares, that number of common shares of the affiliate with the greatest aggregate market value on the transaction date, which at the time of the transaction would have a market value of twice the Purchase Price.

     Any Rights that are or were beneficially owned by an Acquiring Person on or after the Distribution Date shall become null and void. The "flip-over" provision only applies to a merger or similar business combination with an Acquiring Person, and it does not apply to a merger or business combination with any party which has not triggered the "flip-in" provision.

     The Rights are redeemable by the Board of Directors at a redemption price of $.01 per Right (the "Redemption Price") any time prior to the earlier of (a) the tenth business day (or such later date as may be determined by the Board) after such time as there becomes an Acquiring Person and (b) the Expiration Date. Immediately upon the action of the Board electing to redeem the Rights, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     Rights agreements generally provide a significant deterrent to attempts to acquire control of a corporation without the approval of the board of directors. The Rights would cause substantial dilution to a person or group that attempts to acquire control without Board approval. The Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of the Common Stock at a fair price and otherwise in the best interest of the Company and its shareholders as determined by the Board of Directors or affect any prospective offeror willing to negotiate with the Board of Directors.

     The Rights Agreement, which sets forth the terms and conditions of the Rights, is incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

     The adoption of this proposed amendment to the Articles of Incorporation of the Company requires that the number of votes cast in favor of the proposal exceed the number of votes cast in opposition to the proposal. The complete text of the proposed amendment to the Articles of Incorporation is set forth on APPENDIX B hereto; however, such text is subject to change as may be required by the Kentucky Secretary of State.

           THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THIS PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF
INCORPORATION.

                   COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the SEC, the Compensation Committee is required to disclose: (1) the Compensation Committee's compensation policies applicable to the Company's executive officers; (2) the relationship of executive compensation to Company performance; and (3) the Compensation Committee's bases for determining the compensation of the Company's Chief Executive Officer ("CEO"), Thomas H. Meeker, for the most recently completed fiscal year.

Pursuant to these requirements, the Compensation Committee has prepared this report for inclusion in the Proxy Statement.

     The Compensation Committee consists of four (4) independent Directors, none of whom has ever been employed by the Company. The Compensation Committee annually reviews executive officer compensation and makes recommendations to the Board of Directors on all matters related to the structure of the Company's executive compensation programs. The Compensation Committee's authority and oversight extend to total executive compensation, including base salaries, incentive compensation programs, supplemental benefit plans, stock option plans and stock purchase plans, for the Company as well as the administration of the employment contract of the Company's chief executive officer. The Compensation Committee also reviews compensation data from comparable companies.

     The fundamental philosophy of the Compensation Committee is to assure that the Company's compensation program for executive officers links pay to business strategy and performance in a manner which is effective in attracting, motivating and retaining key executives while also providing performance incentives which will inure to the benefit of executive officers and shareholders alike. The objective is to provide total compensation commensurate with Company performance by combining salaries and benefits that are competitive in the marketplace with incentive opportunities established by the Compensation Committee which are competitive with median levels of competitors' incentive compensation. The Compensation Committee has determined that as an executive's level of responsibility increases, a greater portion of his or her compensation should be based upon the Company's performance. The Compensation Committee also believes that the Company's compensation program should include an individual performance component to reward employees whose job performance does not directly affect revenues.

     The Compensation Committee has structured executive compensation based upon this philosophy. There are three (3) basic elements of the Company's executive compensation program, each determined by individual and corporate performance:
(1) base salary compensation, (2) annual variable performance incentive compensation earned under the Company's 1997 Incentive Compensation Plan (the "ICP") and (3) stock option grants made under the Company's 1993 Stock Option Plan (the "1993 Option Plan"), and, if approved by shareholders, stock option grants and stock appreciation rights under the Company's 1997 Stock Option Plan (the "1997 Option Plan") (the 1993 Option Plan and the 1997 Option Plan are, collectively, the "Option Plans").

     Base salaries are targeted to be competitive with similar positions in comparable companies. In determining base salaries, the Compensation Committee also takes into account individual experience and performance and issues specific to the Company.

     The ICP is designed to reward employees' short term performance by providing for the award of a cash bonus if annual goals based upon the Company's pre-tax earnings, as well as the performance of the employee and the center in which the employee works, are achieved. The award of bonuses is based initially on the Company's achievement of certain target pre-tax earnings goals established by the Compensation Committee. The amount of each bonus is then determined by the Company's performance (measured by earnings (computed before taxes but after recognition of awards made under the ICP)), the center in which that employee works and that employee's performance.

     The third component of executive compensation is the 1993 Option Plan and the 1997 Option Plan. The Compensation Committee believes that the granting of options and stock appreciation rights to officers of the Company, including Mr. Meeker, will further the Company's goals of attracting, motivating and retaining employees while also providing compensation which links pay to the Company's long-term performance. During 1997, all officers were granted a total of 47,945 nonqualified stock options and 41,587 incentive stock options. Of these options,
(1) 20,000 are exercisable on February 28, 2000 and 69,532 are exercisable on November 20, 2000, and (2) 63,000 were granted under the 1993 Plan and 26,532 were granted under the 1997 Plan. The Option Plans provide for cashless exercises through broker's transactions.

     The Compensation Committee believes that the Option Plans are integral to a performance based compensation package because of their reward based upon the Company's long-term performance. The Option Plans allow the Company to further tie compensation to performance of the Company with a possibility of increasing the total compensation package of its executives without an equivalent cash outlay by the Company.

     Mr. Meeker was employed as President and Chief Executive Officer of the Company in October 1984 under an annually renewing three-year contract. Each year, Mr. Meeker's base salary is set by the Committee after considering the Company's overall financial performance in light of the Company's strategic development initiatives. For 1997, Mr. Meeker's annual base salary was set at $285,000. Mr. Meeker's base salary is adjusted periodically to incorporate cost of living increases and to keep his salary competitive with similar positions in comparable companies. This approach reflects the Committee's philosophy to shift a great portion of Mr. Meeker's overall compensation to sources based upon the Company's overall performance.

                                                        COMPENSATION COMMITTEE
                                                          Frank B. Hower, Jr.
                                                           W. Bruce Lunsford
                                                           Dennis D. Swanson
                                                            Darrell R. Wells

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           The Company is unaware of any relationships among its officers and directors which would require disclosure under this caption.

                                PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of each of a peer group index and the Wilshire 5000 index for the period of approximately five (5) fiscal years commencing January 31, 1993 and ending December 31, 1997. The period ending December 31, 1993 represents an eleven (11) month period due to the change in the Company's fiscal year. The companies used in the peer group index consist of Fair Grounds Corp., Hollywood Park Operating Co., International Thoroughbred Breeders, Inc. and The Meditrust Companies (previously known as Santa Anita Operating Co.), which are all of the publicly traded companies known to the Company to be engaged primarily in thoroughbred racing in the continental United States and to be publicly traded for at least five (5) years. Bay Meadows Operating Co., previously a part of the peer group index, is no longer included in the peer group because it is no longer publicly traded. The Wilshire 5000 equity index measures the performance of all United States headquartered equity securities with readily available price data. The graph depicts the result of an investment of $100 in the Company, the Wilshire 5000 index and the peer group companies. Since the Company has historically paid dividends on an annual basis, the performance graph assumes that dividends were reinvested annually.




















                       1/31/93     12/31/93     12/31/94    12/31/95     12/31/96      12/31/97
Churchill Downs          $100       $119.59     $ 97.68      $ 78.93      $ 82.66       $101.93
Peer Group               $100       $147.48     $ 97.68      $ 93.95      $206.18       $291.16
Wilshire 5000            $100       $107.40     $104.70      $139.67      $165.98       $214.40


                             EXECUTIVE COMPENSATION

           The following table sets forth the remuneration paid during the last three (3) fiscal years by the Company to [i] Mr. Meeker, the President and CEO of the Company, and [ii] each of the Company's four (4) most highly compensated executive officers in fiscal year 1997 (collectively the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                                                          LONG  TERM
                                         ANNUAL COMPENSATION            COMPENSATION

                                                                           SECURITIES
                                                            OTHER          UNDERLYING
    NAME AND                                                ANNUAL        OPTIONS/SARS       ALL OTHER
PRINCIPAL POSITION    YEAR     SALARY        BONUS(1)   COMPENSATION (2)     (#)(3)       COMPENSATION (4)
-------------------   -----  ----------    -----------  ----------------  ------------    ----------------

Thomas H. Meeker,     1997     $285,000    $192,375         $51,406          30,000         $ 15,125
President, CEO and    1996      260,000     175,500          51,406         127,400           15,522
Director              1995      245,000        -0-           57,136          10,000           12,830

Robert L. Decker      1997     $134,038(5)  $89,250             -0-          28,000          $99,157(5)
Senior Vice           1996          -0-         -0-             -0-             -0-              -0-
President, Finance    1995          -0-         -0-             -0-             -0-              -0-
and Development,
and Chief Financial
Officer
Dan L. Parkerson,     1997     $105,763     $54,259             -0-           3,768          $13,087
Senior Vice           1996       99,840      52,416             -0-          20,000            9,465
President, Live       1995       96,000         -0-             -0-           2,000            9,303
Racing and General
Manager
Jeffrey M. Smith,     1997     $104,762     $52,369             -0-           3,734          $12,108
President -           1996       98,800      51,870             -0-          26,000            8,818
Churchill Downs       1995       95,000         -0-             -0-           2,000            9,039
Management
Company
Alexander M.          1997     $105,603     $ 55,650            -0-           3,768          $11,822
Waldrop, Senior       1996       95,680       50,232            -0-          26,000            8,538
Vice President,       1995       92,000          -0-            -0-           2,000            8,162
Administration,
General Counsel and
Secretary


                                       24




------------------

(1) In 1996 and 1997, bonuses were paid in cash pursuant to the Company's Incentive Compensation Plans then in effect. See "Compensation Committee Report on Executive Compensation."

(2) Includes the expense of a Supplemental Benefit Plan of which Mr. Meeker is currently the only participant. See the Compensation Committee Report on Executive Compensation above and discussion regarding the Supplemental Benefit Plan below.

(3) On June 3, 1996, 155,400 existing options to the named executive officers, except Mr. Decker, were canceled and an equal number of options were issued to the named executive officers.

(4) Consists of life insurance premiums paid by the Company with respect to certain term life insurance payable on the officer's death to beneficiaries designated by him and, further, includes amounts contributed by the Company to the officer's account under the Company's Profit Sharing Plan. Amounts attributable to such term life insurance are as follows:

             MR. MEEKER     MR. DECKER   MR. PARKERSON   MR. SMITH   MR. WALDROP

      1997    $2,980        $1,392         $1,458         $557           $330
      1996     2,592           -0-            864          302            290
      1995     2,875           -0-            818          286            177

    Pursuant to the Company's Profit Sharing Plan, the Company matches employees' contributions (which are limited to 10% of annual compensation up to $9,500 for calendar year 1997) up to 2% of quarterly contributions and also makes discretionary contributions. Amounts contributed by the Company on behalf of the named executive officers are as follows:

               MR. MEEKER   MR. DECKER   MR. PARKERSON    MR. SMITH  MR. WALDROP

      1997      $12,145        -0-          $11,629        $11,551     $11,492
      1996       12,930        -0-            8,601          8,516       8,248
      1995        9,955        -0-            8,485          8,752       7,985

(5) Mr. Decker was employed by the Company in March 1997, and his compensation for 1997 reflects less than twelve months of service. All other compensation for Mr. Decker includes $97,765 of the Company's reimbursement of relocation expenses.

     The following table provides information with respect to the named executive officers concerning options granted during 1997:


                                 OPTION GRANTS IN LAST FISCAL YEAR

                                      % OF TOTAL OPTIONS
                              OPTIONS   GRANTED TO                                             GRANT DATE
                              GRANTED     EMPLOYEES       EXERCISE OR        EXPIRATION       PRESENT VALUE
         NAME                 (#) (1)  FISCAL YEAR '97(%) BASE PRICE($)          DATE            ($)(5)
         ----                --------  ------------------ ------------       -----------      -------------
Thomas H. Meeker (2)          30,000        33.51%           $21.50           11/19/2007         $195,207
Robert L. Decker (3)          20,000        22.34%           $18.50            2/28/2006         $115,094
                               8,000         8.94%           $21.50           11/19/2007          $52,055
Dan L. Parkerson (4)           3,768         4.21%           $21.50           11/19/2007          $24,518
Jeffrey M. Smith (4)           3,734         4.17%           $21.50           11/19/2007          $24,967
Alexander M. Waldrop (4)       3,768         4.21%           $21.50           11/19/2007          $24,518



                                       25

------------------

(1) The 69,270 options granted in 1997 to the named executive officers are composed of incentive stock options, as defined under the Internal Revenue Code of 1986, as amended, and non-qualified stock options. The exercise price of these options, whether incentive stock options or non-qualified stock options, is the fair market value of the shares on the date of their grant.
(2) Of the 30,000 options granted to Mr. Meeker, 4,650 are incentive stock options and 25,350 are non-qualified stock options, all of which vest on the third anniversary of the date of grant (November 20, 2000). 18,552 options were granted under the 1993 Plan and 11,448 options were granted under the 1997 Plan, which is subject to shareholder approval at the upcoming annual meeting.
(3) Of the total of 28,000 options granted to Mr. Decker in 1997, (i) 5,405 are incentive stock options which vest on the third anniversary of the date of grant (February 28, 2000), (ii) 14,595 are non-qualified stock options which vest on the third anniversary of the date of grant (February 28, 2000) and
    (iii) 8,000 are non-qualified stock options which vest on the third anniversary of the date of grant (November 20, 2000). Of the 28,000 options, 24,948 options were granted under the 1993 Plan and 3,052 options were granted under the 1997 Plan, which is subject to shareholder approval at the upcoming annual meeting.
(4) The 3,768 options granted to Mr. Parkerson, 3,734 options granted to Mr. Smith and 3,768 options granted to Mr. Waldrop, which represent all of the options granted to these named executive officers in 1997, are incentive stock options which vest on the third anniversary of the date of grant (November 20, 2000). Of the 3,768 options granted to Mr. Parkerson, 2,330 shares were granted under the 1993 Plan and 1,438 shares were granted under the 1997 Plan. Of the 3,734 options granted to Mr. Smith, 2,310 options were granted under the 1993 Plan and 1,424 options were granted under the 1997 Plan. Of the 3,768 options granted to Mr. Waldrop, 2,330 options were granted under the 1993 Plan and 1,438 options were granted under the 1997 Plan. All options granted under the 1997 Plan are subject to the shareholder approval of the 1997 Plan at the upcoming annual meeting.
(5) The fair value of each stock option granted is estimated on the date of grant using the Black - Scholes option pricing model with the following weighted-average assumptions for grants in 1997, respectively: dividend yield of 1.2% in 1997 and ranging from 1.2% to 1.4% in 1997; risk-free interest rates are different for each grant and range from 5.85 % to 6.50%; and the expected lives of options are 6.5 years, and a volatility of 19.38% for all grants.

           The following table provides information with respect to the named executive officers concerning unexercised options held as of December 31, 1997:

                             AGGREGATE YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES
                                                               UNDERLYING      VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTION IN-THE-MONEY OPTIONS
                                                             AT YEAR END (#)    AT YEAR END ($)(1)
                          SHARES ACQUIRED ON                  EXERCISABLE /       EXERCISABLE /
                              EXERCISE                        UNEXERCISABLE      UNEXERCISABLE
NAME                             (#)       VALUE REALIZED ($)        (#)            ($)
----                        -------------- ------------------ ---------------  --------------------
Thomas H. Meeker                 0                $0           121,400/66,000   $279,388/167,625
Robert L. Decker                                                     0/28,000          $0/72,250
Dan L. Parkerson                 0                 0            15,500/13,768    $33,625/131,274
Jeffrey M. Smith                 0                 0            22,000/13,734     $49,750/42,509
Alexander M. Waldrop             0                 0            22,000/13,768     $49,750/42,524

-----------------------------

(1) CLOSING BID AS OF THE LAST TRADING DAY OF 1997 (DECEMBER 31, 1997) MINUS THE EXERCISE PRICE.

    The Company maintains a Supplemental Benefit Plan (the "Plan") in which Mr. Meeker is currently the only participant. The Plan provides that if a participant remains in the employ of the Company until age 55 or becomes totally and permanently disabled, the participant will be paid a monthly benefit equal to 45% of the "highest average monthly earnings," as defined in the Plan, prior to the time of disability or age 55, reduced by certain other benefits as set forth in the Plan, commencing on retirement (or attainment of age 55 if disability occurs prior to said age) and continuing for life. The benefit payable under the Plan is increased by 1% for each year the participant remains employed by the Company after age 55, to a maximum of 55% of the highest average monthly earnings at age 65. The Plan further provides that the monthly benefit will be reduced by [i] 100% of the primary insurance amount under social security payable to a participant determined as of the later of the participant's retirement date or attainment of age 62; [ii] 100% of the participant's monthly benefit calculated in the form of a life annuity under the Company's terminated Pension Plan; [iii] 100% of the monthly income option calculated as a life annuity from the cash surrender value of all life insurance policies listed on a schedule attached to the participant's plan agreement; and [iv] 100% of the employer contributions and any employee contributions up to a maximum of $2,000 per year allocated to the participant's accounts under the Company's Profit Sharing Plan, calculated in the form of a life annuity payable on his retirement date. Due to these reductions, the estimated annual benefit payable upon retirement at age 65 to Mr. Meeker under the Plan is $95,644. This estimate is based upon the following assumptions: [i] 8% annual earnings under the Company's Profit Sharing Plan; [ii] Mr. Meeker's salary is adjusted annually for cost of living increases; and [iii] the maximum wage base for determining the Social Security offset remains constant. In addition, Mr. Meeker will be paid the equivalent of the cash surrender value of an insurance policy covering his life upon retirement under the terms of the Supplemental Benefit Plan. Based upon the estimates provided by Mutual Benefit Life, the Company expects to provide Mr. Meeker with an additional life income beginning at age 65 of $14,174 per year based on premiums paid to date.

EMPLOYMENT AGREEMENT AND CHANGE IN CONTROL AGREEMENT

     Mr. Meeker was employed as President and Chief Executive Officer of the Company in October 1984 under an annually renewing three-year contract. Mr. Meeker's compensation for 1998 includes a base salary of $300,000 per year, reimbursement for travel and entertainment expenses (including his wife's travel expenses on the Company's business), provision of an automobile, payment of dues for one (1) country club and any other professional or business associations, and a $250,000 life insurance policy. Mr. Meeker's employment may be terminated by the Company prior to the expiration of his employment agreement only if he willfully fails to perform his duties under his employment agreement or otherwise engages in misconduct that injures the Company. Pursuant to Mr. Meeker's employment agreement, in the event of both a "change in control" of the Company and, within one (1) year of such "change in control," either termination of Mr. Meeker's employment by the Company without "just cause" or his resignation, the Company will pay to Mr. Meeker an amount equal to three (3) times his average annual base salary over the prior five (5) years. A "change in control" is defined generally to include the sale by the Company of all or substantially all of its assets, a consolidation or merger involving the Company, the acquisition of over 30% of the Common Stock in a tender offer or any other change in control of the type which would be required to be reported under the Federal securities laws; however, a "change in control" will not be deemed to have occurred in the case of a tender offer or change reportable under the Federal securities laws, unless it is coupled with or followed by the election of at least one-half of the directors of the Company to be elected at any one (1) election and the election of such directors has not been previously approved by at least two-thirds of the directors in office prior to such change in control.

     In March of 1997, the Company and Mr. Decker entered into an employment agreement whereby Mr. Decker was employed as the Company's Senior Vice
President, Finance and Development, and Chief Financial Officer. Mr. Decker's compensation for 1998 includes a base salary of $176,800, reimbursement for reasonable travel and entertainment expenses (including his wife's travel expenses on the Company's business), provision of an automobile, payment of dues for one (1) country club and a mutually acceptable number of professional or business clubs and associations. The Company further agreed to pay Mr. Decker's reasonable moving expenses in an amount not to exceed $97,000. The Company may terminate Mr. Decker and Mr. Decker may resign at any time. If the Company terminates Mr. Decker without just cause, then the Company must pay to Mr. Decker one (1) year's base salary. "Just cause" means the willful and continued failure by Mr. Decker to substantially perform his duties, the willful engaging by Mr. Decker in misconduct which is materially injurious to the Company, monetarily or otherwise, or the willful violation by Mr. Decker of the terms of his employment agreement

                        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the past fiscal year, the Company did not engage in any transactions in which any director, officer or 5% shareholder of the Company had any material interest, except as described below.

     Directors of the Company may from time to time own or have interests in horses racing at the Company's tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Racing Commission or the Indiana Horse Racing Commission, and no director receives any extra or special benefit with regard to having his horses selected to run in races or in connection with the actual running of races.

     One or more directors of the Company have an interest in business entities which contract with the Company or Hoosier Park, L.P. ("Hoosier Park"), the Company's affiliate, for the purpose of simulcasting the Kentucky Derby and other races and the acceptance of intrastate or interstate wagers on such races. In such case, no extra or special benefit not shared by all others so contracting with the Company is received by any director or entity in which such director has an interest.

     Mr. Charles W. Bidwill, Jr., a director and five percent (5%) owner of the Company, is the Chairman and a 14.2% owner of National Jockey Club. In 1997,
National Jockey Club and the Company were parties to a simulcasting contract whereby National Jockey Club was granted the right to simulcast the Company's races, including the Kentucky Oaks - Grade I race and the Kentucky Derby - Grade I race. In consideration for these rights, National Jockey Club paid to the Company 5% of its gross handle on the Kentucky Oaks - Grade I race and the Kentucky Derby Grade I race and 3.25% of its gross handle on the other simulcast races. In 1997, National Jockey Club and Hoosier Park were parties to a simulcasting contract whereby National Jockey Club was granted the right to simulcast Hoosier Park's thoroughbred races. In consideration for these rights, National Jockey Club paid to Hoosier Park 2% of its gross handle on the simulcast races. National

Jockey Club and Hoosier Park were also parties to a simulcasting contract whereby Hoosier Park was granted the right to simulcast National Jockey Club's thoroughbred races. In consideration for these rights, Hoosier Park paid to National Jockey Club 3.5% to 4% of its gross handle on the simulcast races. For purposes of these and other simulcast contracts, gross handle is defined as the total amount wagered by patrons on the races at the receiving facility less any money returned to the patrons by cancels and refunds. These simulcast contracts are uniform throughout the industry and the rates charged were substantially the same as rates charged to other parties who contracted to simulcast the same races. In 1997, the Company and Hoosier Park simulcasted their races to over 1,000 locations in the United States and selected international sites. National Jockey Club received no extra or special benefit as a result of the Company's relationship with Mr. Bidwill.

     Thomas H. Meeker, President and Chief Executive Officer of the Company, is currently indebted to the Company in the principal amount of $65,000, represented by his demand note bearing interest at 8% per annum (payable quarterly) and payable in full upon termination of Mr. Meeker's employment with the Company for any reason. This indebtedness arose in connection with Mr. Meeker's initial employment, pursuant to the terms of which he was granted a loan by the Company for the purpose of purchasing the Company's Common Stock.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     At its meeting held on March 19, 1998, the Board of Directors adopted the recommendation of the Audit Committee and selected Coopers & Lybrand L.L.P. to serve as the Company's independent public accountants and auditors for the fiscal year ending December 31, 1998. Coopers & Lybrand L.L.P. has served as the Company's independent public accountants and auditors since the Company's 1990 fiscal year.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

                APPROVAL OF MINUTES OF 1997 SHAREHOLDERS' MEETING
                       AND OTHER MATTERS (PROPOSAL NO. 4)

     The Board of Directors does not know of any matters to be presented to the Annual Meeting other than those specified above, except matters incident to the conduct of the Annual Meeting and the approval by a majority of the shares represented at the Annual Meeting of minutes of the 1997 Annual Meeting which approval does not amount to ratification of actions taken thereat. If, however, any other matters should come before the Annual Meeting, it is intended that the persons named in the enclosed Proxy, or their substitutes, will vote such Proxy in accordance with their best judgment on such matters.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Current Report of the Company on Form 8-K dated March 19, 1998, which relates to the adoption of the Rights Agreement dated as of March 19, 1998 between the Company and Bank of Louisville is incorporated herein by reference.

                            PROPOSALS BY SHAREHOLDERS


     Any shareholder proposal that may be included in the Board of Directors' Proxy Statement and Proxy for presentation at the Annual Meeting of Shareholders to be held in 1999 must be received by the Company at 700 Central Avenue, Louisville, Kentucky 40208, Attention of the Secretary, no later than January 8, 1999.


BY ORDER OF THE BOARD OF DIRECTORS.

                                        THOMAS H. MEEKER
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                        ALEXANDER M. WALDROP
                                        SENIOR VICE PRESIDENT, ADMINISTRATION,
                                        GENERAL COUNSEL  AND SECRETARY
Louisville, Kentucky

May 8, 1998




                    PLEASE SIGN AND RETURN THE ENCLOSED PROXY
                       IF YOU CANNOT BE PRESENT IN PERSON

                                   APPENDIX A

                          CHURCHILL DOWNS INCORPORATED
                             1997 STOCK OPTION PLAN


    1. PURPOSE. The purpose of the Churchill Downs Incorporated 1997 Stock Option Plan is to promote Company's interests by affording an incentive to key employees to remain in the employ of Company and its Subsidiaries and to use their best efforts on its behalf; and further to aid Company and its Subsidiaries in attracting, maintaining, and developing capable personnel of a caliber required to ensure the continued success of Company and its Subsidiaries by means of an offer to such persons of an opportunity to acquire or increase their proprietary interest in Company through the granting of incentive stock options and nonstatutory stock options to purchase Company's stock pursuant to the terms of the Plan and related stock appreciation rights.

    2.   DEFINITIONS.

           A. "BOARD" means Company's Board of Directors.

           B. "CHANGE IN CONTROL" means: (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of Company (in one transaction or in a series of related transactions) to a person that is not controlled by Company, (b) the approval by Company shareholders of any plan or proposal for the liquidation or dissolution of Company, or (c) a change in control of Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, whether or not Company is then subject to such reporting requirement; provided, however, that, without limitation, such a change in control shall be deemed to have occurred at such time as (i) any Person becomes after the date this Plan is approved or ratified by Company's shareholders the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 30% or more of the combined voting power of Company's outstanding securities ordinarily having the right to vote at elections of directors, or
(ii) individuals who constitute the board of directors of Company on the date this Plan is approved or ratified by Company's shareholders cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by Company's shareholders, was approved by a vote of at least a majority of the directors comprising or deemed pursuant hereto to comprise the Board on the date this Plan is approved or ratified by Company's shareholders (either by a specific vote or by approval of the proxy statement of Company in which such person is named as a nominee for director) shall be, for purposes of this clause
(ii) considered as though such person were a member of the Board on the date this Plan is approved or ratified by Company's shareholders.

           C.     "CODE" means the Internal Revenue Code of 1986, as amended.

           D. "COMMITTEE" means the committee appointed by the Board to administer the Plan pursuant to Section 4.

           E. "COMMON STOCK" means Company's common stock, no par value, or the common stock or securities of a Successor that have been substituted therefor pursuant to Section 11.

           F. "COMPANY" means Churchill Downs Incorporated, a Kentucky corporation, with its principal place of business at 700 Central Avenue, Louisville, Kentucky 40208.

           G. "DISABILITY" means, as defined by and to be construed in accordance with Code Section 22(e)(3), any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and that renders Optionee unable to engage in any substantial gainful activity. An Optionee shall not be considered to have a Disability unless Optionee furnishes proof of the existence thereof in such form and manner, and at such time, as the Committee may require.

           H. "ISO" means an option to purchase Common Stock that at the time the option is granted qualifies as an incentive stock option within the meaning of Code Section 422.

           I. "NSO" means a nonstatutory stock option to purchase Common Stock that at the time the option is granted does not qualify as an ISO.

           J. "OPTION PRICE" means the price to be paid for Common Stock upon the exercise of an option, in accordance with Section 6.E.

           K. "OPTIONEE" means a key employee to whom an option has been granted under the Plan.

           L. "OPTIONEE'S REPRESENTATIVE" means the personal representative of Optionee's estate, and after final settlement of Optionee's estate, the successor or successors entitled thereto by law.

           M. "PLAN" means the Churchill Downs Incorporated 1997 Stock Option Plan as set forth herein, and as amended from time to time.

           N.     "SAR" means a stock appreciation right described in Section 7.

           O. "SUBSIDIARY" means any corporation that at the time an option is granted under the Plan qualifies as a subsidiary of Company as defined by Code
Section 424(f).

           P. "SUCCESSOR" means the entity surviving a merger or consolidation with Company, or the entity that acquires all or a substantial portion of Company's assets or outstanding capital stock (whether by merger, purchase or otherwise).

           Q. "TEN PERCENT SHAREHOLDER" means an employee who, at the time an option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Company or Subsidiary employing Optionee or of its parent (within the meaning of Code Section 424(e)) or Subsidiary corporation.

    3.     SHARES SUBJECT TO PLAN.

           A. AUTHORIZED UNISSUED SHARES. Subject to the provisions of Section 11, shares to be delivered upon exercise of options granted under the Plan shall be made available, at the discretion of the Board, from the authorized unissued shares of Common Stock.

           B. AGGREGATE NUMBER OF SHARES. Subject to adjustments and substitutions made pursuant to Section 11, the aggregate number of shares that may be issued upon exercise of all options that may be granted under the Plan shall not exceed one hundred fifty thousand (150,000) of Company's authorized shares of Common Stock.

           C. SHARES SUBJECT TO EXPIRED OPTIONS. If an option is canceled, expires or termi nates for any reason without having been exercised in full, the shares of Common Stock subject to, but not delivered under, such option shall become available for any lawful corporate purpose, including for transfer pursuant to other options granted to the same key employee or other key employees without decreasing the aggregate number of shares of Common Stock that may be granted under the Plan.

    4. PLAN ADMINISTRATION. The Plan shall be administered by a Board committee consisting of not fewer than two (2) directors who are not officers or employees of Company or a parent or subsidiary company and who receive no compensation from Company in any capacity other than as a director (except for amounts for which disclosure is not required under federal securities law). The Committee shall have full power and authority to construe, interpret, and administer the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it deems proper and in Company's best interests. Subject to the terms, provisions and conditions of the Plan, the Committee shall have exclusive jurisdiction: [i] to determine the key employees to whom awards shall be granted; [ii] to determine the times at which awards shall be granted; [iii] to determine the form, amount, and manner of exercise of awards; [iv] to grant any combination of ISOs, NSOs and SARs; [v] to determine the limitations, restrictions and conditions applicable to awards; [vi] to fix such other provisions of the option agreement as it may deem necessary or desirable consistent with the terms of the Plan; and [vii] to determine all other questions relating to the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services performed by such employees, their present and potential contributions to the success of Company or a Subsidiary and such other factors as the Committee in its discretion shall deem relevant. The interpretation of any provision of the Plan by the

Committee shall be final, conclusive, and binding upon all persons and the officers of Company shall place into effect and shall cause Company to perform its obligations under the Plan in accordance with the determinations of the Committee in administering the Plan.

    5. ELIGIBILITY. Key employees of Company and its Subsidiaries shall be eligible to receive options under the Plan. Key employees to whom options may be granted under the Plan will be those selected by the Committee from time to time who, in the sole discretion of the Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of Company and its Subsidiaries.

    6. TERMS AND CONDITIONS OF OPTIONS. Each option granted under the Plan shall be evidenced by an option agreement signed by Optionee and by a member of the Committee on behalf of Company. An option agreement shall constitute a binding contract between Company and Optionee, and every Optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of the Plan and of the option agreement. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions that are not inconsistent with the Plan as the Committee may deem appropriate.

           A. $100,000 ISO LIMITATION. The aggregate fair market value (determined as of the date an option is granted) of the Common Stock for which ISOs will first become exercisable by an Optionee in any calendar year under all ISO plans of Optionee's employer corporation and its parent (within the meaning of Code Section 424(e)) or subsidiary (within the meaning of Code Section
424(f)) corporation shall not exceed $100,000. Options in excess of this limitation shall constitute NSOs.

           B. OPTION PERIOD. Each option agreement shall specify the period during which the option is exercisable. The Committee may extend the period; provided, however, that the period may not be extended without Optionee's consent if the extension would disqualify the option as an ISO. In no case shall such period, including extensions, exceed ten (10) years from the date of grant, provided, however, that in the case of an ISO granted to a Ten Percent Stockholder, such period, including extensions, shall not exceed five (5) years from the date of grant.

           C. OPTION VESTING. No part of any option may be exercised until Optionee has been employed by Company or a Subsidiary for such period, which shall be no less than one (1) year, after the date on which the option is granted as the Committee may specify in the option agre ement. The option agreement may provide for exercisability in installments.

           D. ACCELERATION OF OPTION VESTING. The Committee may provide that the exercise dates of outstanding options shall accelerate and become exercisable on or after the date of a Change in Control or termination of Optionee's employment due to death and/or Disability on such terms and conditions deemed appropriate by the Committee and set forth in the option agreement.

           E. OPTION PRICE. The Option Price per share of Common Stock shall be determined by the Committee at the time an option is granted. The Option Price for ISOs shall be not less than fair market value, or in the case of an ISO granted to a Ten Percent Shareholder one hundred ten percent (110%) of the fair market value, at date of grant. The fair market value of Common Stock shall be the closing high bid quotation for the Common Stock in the over-the-counter market, as reported by the National Association of Securities Dealers Automated Quotation System, on the business day immediately preceding the date of grant. The Option Price shall be subject to adjustments in accordance with the provisions of Section 11.

           F. OPTION EXPIRATION. An option shall expire, and cease to be exercisable, at the earliest of the following times:

                  [1]     ten (10) years after the date of grant; or

                  [2]  in  the  case  of  an  ISO   granted  to  a  Ten  Percent
    Shareholder, five (5) years after the date of grant; or

                  [3] in the case of both an ISO and NSO, unless provided otherwise in the option agreement solely with respect to an NSO, three (3) months after termination of employment with Company or a Subsidiary because of Optionee's retirement in accordance with the terms of Company's tax-qualified retirement plans or with the consent of the Committee; notwithstanding the foregoing, options granted to Thomas H. Meeker, Company's President and Chief Executive Officer, shall expire on the earlier of: [i] the date specified in Section 6.F[1] or [2], whichever is applicable; or [ii] five (5) years after employment termination; or

                  [4] one (1) year after termination of employment with Company or a Subsidiary because of Optionee's death or Disability; or

                  [5] the earlier of: [i] date of Optionee's termination of employment with Company or a Subsidiary for any reason other than death, Disability or retirement; or [ii] the date on which written notice of such employment termination is delivered by Company to Optionee; or

                  [6]     any earlier time set by the grant as provided in the
    option agreement.

           G. EXERCISE BY OPTIONEE'S ESTATE. Upon Optionee's death, options may be exer cised, to the extent exercisable by Optionee on the date of Optionee's death, by Optionee's Representative at any time before expiration of said options.

           H. LEAVES OF ABSENCE. The Committee may, in its discretion, treat all or any portion of a period during which an Optionee is on military or an approved leave of absence as a period of employment with Company or Subsidiary for purposes of accrual of rights under the Plan. Notwithstanding the foregoing, in the case of an ISO, if the leave exceeds ninety (90) days and reemployment is not guaranteed by contract or statute, Optionee's employment shall be deemed to have terminated on the 91st day of the leave.

           I. PAYMENT OF OPTION PRICE. Each option shall provide that the Option Price shall be paid to Company at the time of exercise either in cash or in such other consideration as the Committee deems appropriate, including, but not limited to, Common Stock already owned by Optionee having a total fair market value, as determined by the Committee, equal to the Option Price, or a combination of cash and Common Stock having a total fair market value, as determined by the Committee, equal to the Option Price.

           J. MANNER OF EXERCISE. To exercise an option, Optionee shall deliver to Company, or to a broker-dealer in the Common Stock with the original copy to Company, the following: [i] seven (7) days' prior written notice specifying the number of shares as to which the option is being exercised and, if determined by counsel for Company to be necessary, representing that such shares are being acquired for investment purposes only and not for purpose of resale or distribution; and [ii] payment by Optionee, or the broker-dealer, for such shares in cash, or if the Committee in its discretion agrees to so accept, by delivery to Company of other Common Stock owned by Optionee, or in some combination of cash and such Common Stock acceptable to the Committee. At the expiration of the seven (7) day notice period, and provided that all conditions precedent contained in the Plan are satisfied, Company shall, without transfer or issuance tax or other incidental expenses to Optionee, deliver to Optionee, at the offices of Company, a certificate or certificates for the Common Stock. If Optionee fails to accept delivery of the Common Stock, Optionee's right to exercise the applicable portion of the option shall terminate. If payment of the Option Price is made in Common Stock, the value of the Common Stock used for payment of the Option Price shall be the fair market value of the Common Stock, determined in accordance with Section 6.E, on the business day preceding the day written notice of exercise is delivered to Company. Options may be exercised in whole or in part at such times as the Committee may prescribe in the applicable option agreement.

           K. CANCELLATION OF SARS. The exercise of an option shall cancel a proportionate number, if any, of SARs included in such option.

           L. EXERCISES CAUSING LOSS OF COMPENSATION DEDUCTION. No part of an option may be exercised to the extent the exercise would cause Optionee to have compensation from Company and its affiliated companies for any year in excess of $1 million and that is nondeductible by Company and its affiliated companies pursuant to Code Section 162(m) and the regulations issued thereunder. Any option not exercisable because of this limitation shall continue to be exercisable in any subsequent year in which the exercise would not cause the loss of Company's or its affiliated companies' compensation tax deduction, provided such exercise occurs before the option expires, and otherwise complies with the terms and conditions of the Plan and option agreement.

           M. ISOS. Each option agreement that provides for the grant of an ISO shall contain provisions deemed necessary or desirable by the Committee to qualify such option as an ISO.

    7.     STOCK APPRECIATION RIGHTS.

           A. FORM OF AWARD. The Committee may include an SAR in any ISO or NSO granted under the Plan, either at the time of grant or thereafter while the option is outstanding; provided that no SAR may be awarded with respect to an outstanding ISO without the Optionee's consent to the extent the award would disqualify the option as an ISO. SARs shall be subject to such terms and conditions not inconsistent with the other provisions of the Plan as the Committee shall determine.

           B. EXERCISE OF SAR/CANCELLATION OF OPTION. An SAR shall entitle the Optionee to surrender to Company for cancellation the unexercised option, or portion thereof, to which it is related, and to receive from Company in exchange therefor, at the discretion of the Committee, either: [i] a cash payment equal to the excess of the fair market value of the Common Stock subject to the option or portion thereof so surrendered over the aggregate Option Price for the shares; or [ii] delivery to Optionee of Common Stock with a fair market value equal to such excess, or [iii] a combination of cash and Common Stock with a combined value equal to such excess. The value of the Common Stock shall be determined by the Committee in accordance with Section 6.E on the day immediately preceding the day written notice of exercise of the SAR is delivered to Company. The exercise procedures provided by Section 6.J shall apply to the exercise of an SAR to the extent applicable.

           C. LIMITATIONS. An SAR shall be exercisable only to the extent the option to which is relates is exercisable and shall be exercisable only for such period as the Committee may provide in the option agreement (which period may expire before, but not later than, the expiration date of the option). Notwithstanding the preceding sentence, an SAR is exercisable only when the fair market value of a share of Common Stock exceeds the Option Price for the share.

    8. INVESTMENT REPRESENTATION. Each option agreement may provide that, upon demand by the Committee for such a representation, Optionee or Optionee's Representative shall deliver to the Committee at the time of exercise a written representation that the shares to be acquired upon exercise of an option or SAR are to be acquired for investment and not for resale or distribution. Upon such demand, delivery of such representation before delivery of Common Stock shall be a condition precedent to the right of Optionee or Optionee's Representative to purchase Common Stock.

    9. TAX WITHHOLDING. Company shall have the right to: [i] withhold from any payment due to Optionee or Optionee's Representative; or [ii] require Optionee or Optionee's Representative to remit to Company; or [iii] retain Common Stock otherwise deliverable to Optionee or Optionee's Representative, in an amount sufficient to satisfy applicable tax withholding requirements resulting from the grant or exercise an option or SAR or disqualifying disposition of Common Stock acquired pursuant to the Plan.

    10. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The Plan, the grant and exercise of options and SARs and the obligation of Company to sell and deliver shares under such options and SARs, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Company shall not be required to issue or deliver certificates for shares of Common Stock before [i] the listing of such shares on any stock exchange or over-the-counter market, such as NASDAQ, on which the Common Stock may then be listed or traded, and [ii] the completion of any registration or qualification of any governmental body which Company shall, in its sole discretion, determines to be necessary or advisable.

    11.    CAPITAL ADJUSTMENTS AND MERGERS AND CONSOLIDATIONS.

           A. CAPITAL ADJUSTMENTS. In the event of a stock dividend, stock split, reorganiza tion, merger, consolidation, or a combination or exchange of shares, the number of shares of Common Stock subject to the Plan and the number of shares under an option or SAR shall be automatically adjusted to take into account such capital adjustment. The price of any share under an option or SAR shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of such option or SAR.

           B. MERGERS AND CONSOLIDATIONS. In the event Company merges or consolidates with another entity, or all or a substantial portion of Company's assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by a Successor, the kind of shares of Common Stock that shall be subject to the Plan and to each outstanding option and SAR shall automatically be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than Company's Common Stock, of the Successor, and the number of shares subject to the option and SAR and the purchase price per share upon exercise of the option or SAR shall be correspondingly adjusted, so that each Optionee shall have the right to purchase [a] that number of shares of common stock of the Successor that have a value equal, as of the date of the merger, conversion or acquisition, to the value, as of the date of the merger, conversion or acquisition, of the shares of Common Stock of Company theretofore subject to Optionee's option and SAR, [b] for a purchase price per share that, when multiplied by the number of shares of common stock of the Successor subject to the option and SAR, shall equal the aggregate exercise price at which Optionee could have acquired all of the shares of Common Stock of Company theretofore optioned to Optionee. Conversion of an ISO shall be done in a manner to comply with Code Section 424 and the regulations thereunder so the conversion does not disqualify the option as an ISO.

           C. NO EFFECT ON COMPANY'S RIGHTS. The granting of an option or SAR pursuant to the Plan shall not affect in any way the right and power of Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

    12. TRANSFERABILITY. Options and SAR granted under the Plan may not be transferred by Optionee other than by will or the laws of descent and distribution and during the lifetime of Optionee, may be exercised only by the Optionee. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an option or SAR, or levy or attachment or similar process not specifically permitted herein, shall be null and void and without effect.


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



    13. NO RIGHTS AS SHAREHOLDER. No Optionee or Optionee's Representative shall have any rights as a shareholder with respect to Common Stock subject to an option or SAR before the date of transfer to the Optionee of a certificate for such shares.

    14. NO RIGHTS TO CONTINUED EMPLOYMENT. Neither the Plan nor any award under the Plan shall confer upon any Optionee any right with respect to continuance of employment by Company or Subsidiary nor interfere with the right of Company or Subsidiary to terminate the Optionee's employment.

    15. AMENDMENT, SUSPENSION, OR TERMINATION. The Board may amend, suspend or terminate the Plan at any time and in any respect that it deems to be in Company's best interests, except that, without approval by shareholders of Company holding not less than a majority of the votes represented and entitled to be voted at a duly held meeting of Company's shareholders, no amendment shall be made that would: [i] change the aggregate number of shares of Common Stock which may be delivered under the Plan, except as provided in Section 11; or [ii] change the employees or class of employees eligible to receive ISOs; or [iii] require shareholder approval under federal or state securities laws.

    16. EFFECTIVE DATE, TERM AND APPROVAL. The effective date of the Plan is November 20, 1997 (the date of Board adoption of the Plan), subject to approval by stockholders of Company holding not less than a majority of the shares present and voting at its 1998 annual meeting on June 18, 1998. The Plan shall terminate ten (10) years after the effective date of the Plan and no options may be granted under the Plan after such time, but options granted prior thereto may be exercised in accordance with their terms.

    17. SEVERABILITY. The invalidity or unenforceability of any provision of the Plan or any option or SAR granted pursuant to the Plan shall not affect the validity and enforceability of the remaining provisions of the Plan and the options and SARs granted hereunder. The invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Plan and the options SARs granted hereunder.

    18. GOVERNING LAW. The Plan shall be governed by the laws of the Commonwealth of Kentucky.


           Dated this _____ day of ______________, 1997, but effective as of
----------------.


                                        CHURCHILL DOWNS INCORPORATED



                                     By:/S/THOMAS H. MEEKER
                                        ------------------------------------
                                        President and Chief Executive Officer

                                   APPENDIX B


                                   ARTICLE VII

                                  CAPITAL STOCK

     The corporation shall be authorized to issue 20,000,000 shares of common stock of no par value (the "Common Stock"), and 250,000 shares of preferred stock of no par value in such series and with such rights, preferences and limitations, including voting rights, as the Board of Directors may determine (the "Preferred Stock").

    A. THE COMMON STOCK. Shares of the Common Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.

    B. THE PREFERRED STOCK.

           1. Shares of the Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the corporation. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends (if any) thereon shall be cumulative, if made cumulative. The relative preferences, participating, optional and other special rights of each such series, and limitations thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors of the corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of the Preferred Stock, the designation, relative preferences, participating, optional and other special rights and limitations thereof, if any, of such series, including but without limiting the generality of the foregoing, the following:

           [a] The distinctive designation of, and the number of shares of the Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

           [b] The rate and times at which, and the terms and conditions upon which dividends, if any, on shares of the series may be paid, the extent of preference or relation, if any, of such dividend to the dividends payable on any other class or classes of stock of the corporation, or on any series of the Preferred Stock or of any other class of stock of the corporation, and whether such dividends shall be cumulative or non-cumulative;

           [c] The right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of the corporation, or of any series of the Preferred Stock and the terms and conditions of such conversion or exchange;

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


           [d] Whether shares of the series shall be subject to redemption and the redemption price or prices and the time or times at which, and the terms and conditions upon which shares of the series may be redeemed;

           [e] The rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the corporation;

           [f] The terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

           [g] The voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of the Preferred Stock as a class, to vote more or less than one vote per share on any or all matters voted upon by the stockholders and to elect one or more directors of the corporation in the event there shall have been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may fix.

    C.     OTHER PROVISIONS.

           1. The relative preferences, rights and limitations of each Series of Preferred Stock in relation to the preferences, rights and limitations of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Article VII, and the consent by class or series vote or otherwise, of the holders of the Preferred Stock of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other Series of Preferred Stock.

           2. Subject to the provisions of Subparagraph 1 of this Paragraph C, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors.





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

                                      PROXY

                          CHURCHILL DOWNS INCORPORATED

                               700 Central Avenue
                           Louisville, Kentucky 40208


                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 18, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

               The undersigned hereby appoints Darrell R. Wells and G.
Watts Humphrey, Jr., and any of them, as Proxies with full power to appoint a substitute and hereby authorizes them to represent and to vote, as designated below, all shares of the undersigned at the Annual Meeting of Shareholders to be held on Thursday, June 18, 1998 or any adjournment thereof, hereby revoking any Proxy heretofore given.
               The Board of Directors unanimously recommends a vote FOR the following proposals:
        1.     Election of Class II Directors (Proposal No. 1):

____ FOR all nominees listed                       ____ WITHHOLD AUTHORITY to
below (Except as marked to                         vote for all nominees listed
the contrary below)                                below

Class II Directors:          J. David Grissom, Seth W. Hancock,
                             Frank B. Hower, Jr., W. Bruce Lunsford

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).
----------------------------------------------------------------

        2.     _____ FOR            ____ AGAINST                 ____ ABSTAIN
        Proposal to approve the adoption of the Churchill Downs
Incorporated 1997 Stock Option Plan (Proposal No. 2);
        3.     _____ FOR            ____ AGAINST                 ____ ABSTAIN
        Proposal to approve amending the Company's Articles of
Incorporation to increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 20,000,000 shares
(Proposal No. 3);
        4.     ____ FOR             ____ AGAINST                 ____ ABSTAIN
        Proposal to approve minutes of the 1997 Annual Meeting of Shareholders, approval of which does not amount to ratification of action taken thereat (Proposal No. 4); and
        5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting including matters incident to its conduct.

                             UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 2, FOR PROPOSAL NO. 3 AND FOR PROPOSAL NO. 4, AND FOR THE ELECTION OF ALL CLASS II DIRECTORS DESIGNATED UNDER PROPOSAL NO. 1. Please sign, date and return this Proxy promptly in the enclosed envelope.
                             Dated ________________________________, 1998

                             ---------------------------------------------

                             ---------------------------------------------
                             (Please sign this Proxy exactly as name(s) appears. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title.)






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